[LETTERHEAD OF RALPH E. DAVIS ASSOCIATES, INC.]


                        CONSENT OF INDEPENDENT GEOLOGISTS


         We hereby consent to the incorporation by reference into (i) the Registration Statement on Form S-3 to be filed on or about this date with the Securities and Exchange Commission, relating to the registration, pursuant to the requirements of the Securities Act of 1933, as amended, of a $950,000,000 amount of securities of Consolidated Natural Gas Company and (ii) the prospectus relating to such Registration Statement, of our estimates of company-owned oil and gas reserves and total gas supply contained in Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to any reference to us under the heading "EXPERTS" as to the matters and to the extent set forth in the prospectus and in Part II of the Registration Statement, and to the filing of this Consent as an exhibit to said Registration Statement.

         We further wish to advise that we were not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ralph E. Davis Associates, Inc., nor any of its employees had, or now has, a substantial interest in Consolidated Natural Gas Company, or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer, or employee of the said registrant, Consolidated Natural Gas Company.

                                                    RALPH DAVIS ASSOCIATES, INC.



                                                    /s/ Thomas N. Sudderth
                                                    ---------------------------
                                                        Thomas N. Sudderth
                                                        President

Dated:  April 16, 1997